Exhibit *10-d-1

ROCKWELL AUTOMATION, INC.
INCENTIVE COMPENSATION PLAN
(Effective Date: October 1, 2020)

1. Purposes
The purposes of the Incentive Compensation Plan (the "Plan") are to provide a reward and an incentive to employees of the Corporation who have contributed and in the future are likely to contribute to the success of the Corporation and to enhance the Corporation's ability to attract and retain outstanding persons to serve in such capacities.
2. Definitions
For the purpose of the Plan, the following terms shall have the meanings shown:
(a) Board of Directors. The Board of Directors of Rockwell Automation.
(b) Committee. The Compensation Committee of Rockwell Automation or such other committee as may be designated by the Board of Directors, consisting of members of the Board of Directors who are not eligible to participate in the Plan and who qualify as independent directors under the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.
(c) Designated Senior Executives. The CEO and persons designated as executive officers by the Board of Directors.
(d) Corporation. Rockwell Automation and its consolidated subsidiaries.
(e) Employees. Persons in the salaried employ of the Corporation (including those on authorized leave of absence) during some part of the fiscal year for which an award is made. Unless he or she is also an employee of the Corporation, no member of the Board of Directors shall be eligible to participate in the Plan.
(f) Goals. The financial goals and measures for the Corporation as established by the CEO and approved by the Committee for the Plan each fiscal year.
(g) Rockwell Automation. Rockwell Automation, Inc.
(h) Target Incentive. An estimated amount, expressed as a percentage of an eligible Employee's base earnings, which is targeted to be paid after the end of the Corporation's fiscal year to such eligible Employee if the Goals are achieved at the targeted performance level.
3. Annual Goals
(a) No later than the end of the first quarter of the fiscal year, the Committee will consider recommendations from the CEO on key enterprise measures; the weighting of the measures; and the threshold, target and maximum performance required for payment of awards as part of the establishment of the Goals for the new fiscal year. The Goals may include performance measures tied to business unit or shared service measures for the Employees assigned to a business unit.
(b) The Committee may review the Goals during the fiscal year and make adjustments as necessary for prior year performance or unforeseen current fiscal year events.
(c) After the end of the fiscal year, the Committee will review the Corporation's level of actual achievement of the key measures relative to the Goals for the year.
(d) Eligible Employees will prepare and review with their supervisors individual goals for each new fiscal year. Performance reviews on these individual goals between eligible Employees and their supervisors may be held during the fiscal year and will be held after the end of the fiscal year to evaluate individual performance.

4. Eligibility
(a) The CEO will annually review and make determinations on eligibility for participation in the Plan.
(b) The CEO may approve pro-rata participation for new hires, promotions, death or disability, retirement, or termination (other than in respect of the Designated Senior Executives, which pro rata participation shall be subject to approval by the Committee).
5. Awards
(a) The Target Incentive for each eligible Employee shall be established by the Corporation and communicated to the Employee each fiscal year. The Target Incentives for the Designated Senior Executives shall be subject to approval by the Committee.
(b) The CEO shall submit to the Committee, within two and one-half months after the end of each completed fiscal year, recommendations concerning awards for the completed fiscal year based on the Corporation’s or a business unit’s performance and the individual performance evaluation process contemplated in paragraph 3 (other than awards to the CEO which shall be determined by the Committee).
(c) The Committee, in its discretion, following its receipt of the CEO’s recommendation described in paragraph 5(b), shall determine for the immediately preceding fiscal year (i) the extent to which awards, if any, shall be made; (ii) the total paid or payable under the awards to all eligible Employees under the Plan (excluding amounts payable to Designated Senior Executives, which are independently approved by the Committee); and (iii) the amount of any award payable to each Designated Senior Executive. The CEO is delegated the authority to determine other individual awards consistent with the Committee approved level of funding and general category of participants, for persons below the level of the Designated Senior Executives.
(d) The Corporation shall promptly notify each person to whom an award has been made and pay the award in accordance with the determinations of the Committee.
(e) A cash award may be made with respect to a participant in the Plan who has died. Any such award shall be paid to the legal representative or representatives of the estate of such participant.
(f) No unpaid installment of any award shall bear interest.
(g) No Designated Senior Executive’s award may be more than 200% of Target Incentive for any one fiscal period.
6. Finality of Determinations
The Committee shall have the power to administer and interpret the Plan. All determinations, interpretations and actions of the Committee or CEO under or in connection with the Plan shall be final, conclusive and binding upon all concerned.
7. Amendment of the Plan
The Board of Directors and the Committee shall each have the power, in its sole discretion, to amend, suspend or terminate the Plan at any time, except that no such action shall adversely affect rights under an award already made, without the consent of the person affected.
8. Miscellaneous
(a) Notwithstanding any other provision of the Plan, the Committee, in its sole discretion, may (i) eliminate, reduce or increase the payment of an award to any participant, and (ii) determine whether or not any payment will be made in the event of a participant's termination of service prior to the end of the performance period.
(b) Nothing in the Plan should be construed to create a trust or to establish or evidence any participant's claim of any right to a payment.
(c) Notwithstanding any other provisions of the Plan, if a Change of Control (as defined in Article III, Section 13(I)(1) of Rockwell Automation's By-Laws) shall occur, then unless prior to the occurrence thereof the Board of Directors shall determine otherwise by vote of at least two-thirds of its members, all unpaid installments of any awards made under the Plan prior to such

Change of Control shall forthwith become due and payable.
(d) The Corporation shall bear all expenses and costs in connection with the operation of the Plan.